Exhibit 99.1

James H. Ross named CEO of SWS Group, Inc.

DALLAS, October 28, 2010 — James H. Ross was named president, chief executive officer and member of the board of directors of SWS Group, Inc. (NYSE: SWS) on Tuesday. Mr. Ross had served as interim CEO and member of the board since the August 18 resignation of Donald W. Hultgren.

“We are pleased to welcome Jim Ross as the CEO of SWS Group,” said SWS Group Chairman Don A. Buchholz. “Jim has proven to be a dedicated and effective leader since joining SWS six years ago. His thorough knowledge of our various business lines and his expertise in the financial services industry make him uniquely capable of leading this firm.”

Mr. Ross, 61, has over 30 years of experience in the securities industry. He joined SWS’s principal broker-dealer subsidiary, Southwest Securities, Inc., in 2004 and within a year was named executive vice president of SWS Group. He became president and CEO of Southwest Securities, Inc. in 2007.

“I look forward to continuing to serve as SWS Group’s CEO as we face the opportunities and challenges ahead,” Mr. Ross said. “We remain focused on providing value to our shareholders and delivering the unequaled customer service our brokerage and banking customers have come to expect.”

SWS Group will announce financial results for its fiscal 2011 first quarter on Tuesday, Nov. 2, after the market’s close. The company will hold its regular quarterly call with market professionals the next morning, Wednesday, Nov. 3, at 9 a.m. CDT, and file its Quarterly Report on Form 10-Q the same day.

(more)

James H. Ross Named CEO of SWS Group / 2

SWS Group, Inc. is a Dallas-based financial services company offering a broad range of services through its subsidiaries – Southwest Securities, Inc., Southwest Securities, FSB and SWS Financial Services, Inc. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS.

# # #

CONTACT: Ben Brooks - Corporate Communications, (214) 859-6351

bdbrooks@swst.com